EXHIBIT 10.3

ADDENDUM TO

EMPLOYMENT AGREEMENT

Agreement effective as of January 1, 2008, by and between StoneMor GP, LLC, a Delaware limited liability company (the “Company”), and Robert P. Stache (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company entered into an employment agreement dated September 20, 2004 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement so in order to avoid adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree to amend the Employment Agreement as follows:

1. Section 3.02 is amended by adding the following sentence at the end thereof:

“Such bonus shall be paid between January 1 and March 15, inclusive, of the calendar year immediately after the calendar year to which it relates, or at such other times as provided under the Company’s bonus plan, provided that such times comply with Section 409A.”

2. The following Paragraph (f) is added to Paragraph 6.01, at the end thereof:

“f.	Notwithstanding anything in this Agreement to the contrary, to the extent necessary to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code), the Executive’s employment shall not be considered to have terminated earlier than the date on which the Executive has a ‘separation from service’ within the meaning of Section 409A.”

3. The clause “as soon as practicable following the date of the Executive’s death” in the introductory paragraph of Paragraph 6.02(a) is deleted and replaced with “within 60 days following the date of the Executive’s death (except as otherwise provided in this Paragraph (a).”

4. Clause (vii) of Paragraph 6.02(a) is deleted and replaced with the following:

“continuation of medical benefits for the Executive’s survivors covered by said benefits, if any, for a period of two (2) years, provided however that any reimbursement of an eligible expense that would be includible in the Executive’s or a survivor’s gross income for federal income tax purposes must be made on or before the end of the Executive’s taxable year following the taxable year on which the expense was incurred; and”

5. The clause “as soon as practicable following the date of termination” in the introductory paragraph of Paragraph 6.02(b) is deleted and replaced with “within 60 days following the date of termination (except as otherwise provided in this Paragraph (b)):”.

6. Paragraph 6.02(b)(iii) is deleted and replaced with the following:

“payment of any unpaid bonus that was earned and deferred or elected to be deferred by the Executive or the Company, unless Executive is a ‘specified employee’ (within the meaning of Section 409A of the Code and pursuant to the methodology adopted by the Company) as of his termination of employment, in which case such amount shall be paid within 60 days following the end of the six (6) month period that begins on the date of the Executive’s termination of employment;”

7. Clause (vii) of Paragraph 6.02(b) is deleted and replaced with the following:

“continuation of medical benefits, if any, for a period of two (2) years, provided however that any reimbursement of an eligible expense that would be includible in the Executive’s or a survivor’s gross income for federal income tax purposes must be made on or before the end of the Executive’s taxable year following the taxable year on which the expense was incurred; and”

8. Paragraph 6.02(c)(iii) is deleted and replaced with the following:

“payment of any unpaid bonus that was earned and deferred or elected to be deferred by the Executive or the Company, unless the Executive is a ‘specified employee’ (within the meaning of Section 409A of the Code and pursuant to the methodology adopted by the Company) as of his termination of employment, in which case such amount shall be paid within 60 days following the end of the six (6) month period that begins on the date of the Executive’s termination of employment.”

9. The following clause is added to the end of the introductory paragraph of Paragraph 6.02(d), before the colon:

“(except as provided otherwise in this Paragraph (d)”.

10. Paragraph 6.02(d)(iii) is deleted and replaced with the following:

“payment of any unpaid bonus earned and deferred or elected to be deferred by the Executive or the Company, unless the Executive is a ‘specified employee’ (within the meaning of Section 409A of the Code and pursuant to the methodology adopted by the Company) as of his termination of employment, in which case such amount shall be paid within ten (10) days following the end of the six (6) month period that begins on the date of the Executive’s termination of employment.”

11. The following clause is added at the end of Paragraph 6.02(d)(viii):

“and provided further, that if the Executive is a ‘specified employee’ (within the meaning of Section 409A of the Code and pursuant to the methodology adopted by the Company) as of his termination of employment, any coverage or reimbursement under such plan programs and/or arrangements shall be delayed until six (6) months has expired following the Executive’s termination of employment to the extent the coverage and reimbursements are includible in the Executive’s gross income for Federal income tax purposes, unless the coverage and reimbursements, as the case may be, are for payment of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Company or an affiliate and are allowable as a deduction under Code Section 213 (without regard to the 7.5% of adjusted gross income limitation of Code Section 213(a)) during the period during which the Executive would be entitled to COBRA continuation coverage, if the Executive elected such coverage and paid the applicable premiums)” coverage not be allowed under the Company’s plans, the Company shall pay the Executive a lump sum payment, if any, in an amount equal to the amount that the Company would have spent on Executive’s premiums for such coverage for the same period, with such payment made within ten (10) days following the Executive’s termination of employment; and”.

12. The following clause is added at the end of the introductory paragraph of Paragraph 6.02(e), before the colon:

“(except as provided otherwise in this Paragraph (e))”.

13. Paragraph 6.02(e)(iii) is deleted and replaced with the following:

“payment for any bonus earned but deferred for any year prior to the year in which occurs the date of the termination of the Executive’s employment, unless the Executive is a ‘specified employee’ (within the meaning of Section 409A of the Code and pursuant to the methodology adopted by the Company) as of his termination of employment, in which case such payment shall be made within ten (10) days following the end of the six (6) month period that begins on the Executive’s termination of employment.”

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement as of the Effective Date.

STONEMOR GP, LLC

By:	/s/ Lawrence Miller
Name: Lawrence Miller Title: President and Chief Executive Officer

/s/ Robert P. Stache
ROBERT P. STACHE

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